                                ORNDA HEALTHCORP

        EXHIBIT 12 -- COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                YEAR ENDED AUGUST 31,                               NINE MONTHS ENDED MAY 31,
                        ---------------------------------------------------------------------    --------------------------------
                                                                                    PRO FORMA                           PRO FORMA
                          1989        1990         1991        1992       1993        1993        1993        1994        1994
                        --------    ---------    --------    --------    -------    ---------    -------    --------    ---------
Fixed Charges:
  Amortization of debt
    expenses..........  $  7,805    $   1,495    $    237    $  1,209    $ 3,800    $  5,093     $ 2,850    $  2,764    $  3,734
  Interest expenses...   104,378       80,815      59,167      40,229     68,661     107,644      49,948      59,331      80,973
  Implicit interest in
    rent..............     3,519        3,587       3,309       3,472      3,530       4,473       2,648       2,714       3,422
  Capitalized
    interest..........       743            0         199           0        908         933         681       1,182       1,182
                        --------    ---------    --------    --------    -------    ---------    -------    --------    ---------
                        $116,445    $  85,897    $ 62,912    $ 44,910    $76,899    $118,143     $56,127    $ 65,991    $ 89,311
                        ========    =========    ========    ========    =======    =========    =======    ========    =========
Earnings:
  Income (loss) before
    income taxes and
    extraordinary
    item..............  $(65,775)   $(130,165)   $(16,896)   $(68,836)   $14,768    $ 35,794     $11,695    $(21,929)   $ 20,320
  Fixed charges
    (excluding
    capitalized
    interest and
    preferred stock
    dividends)........   115,702       85,897      62,713      44,910     75,991     117,210      55,446      64,809      88,129
                        --------    ---------    --------    --------    -------    ---------    -------    --------    ---------
                        $ 49,927    $ (44,268)   $ 45,817    $(23,926)   $90,759    $153,004     $67,141    $ 42,880    $108,449
                        ========    =========    ========    ========    =======    =========    =======    ========    =========
  Ratio of earnings to
    fixed charges.....          (1)          (1)         (1)       (1)      1.18        1.30        1.20            (1)     1.21
                        ========    =========    ========    ========    =======    =========    =======    ========    =========

- ---------------

(1) Earnings were inadequate to cover fixed charges.